Exhibit 99.1

STONERIDGE REPORTS THIRD-QUARTER 2014 RESULTS

•	EPS Attributable to Stoneridge from Continuing Operations of $0.29
•	Adjusted EPS from Continuing Operations (excludes unusual items) of $0.16 on Continuing Positive Sales Performance by Control Devices and Electronics
•	PST Performance Negatively Impacted by Weak Brazilian Economy
•	Company Repositioned to Higher Value-Added Products with the Completion of the Wiring Transaction on August 1, 2014
•	Wiring Transaction Proceeds of $71.4 Million Used to Deleverage the Company; Remaining $157.5 Million of 9.5% Senior Secured Notes Redeemed on October 15, 2014
•	Company Finalizes Non-Cash PST Goodwill Impairment Valuation Resulting in a $4.5 Million benefit

WARREN, Ohio – November 6, 2014 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2014.

Third-quarter 2014 net sales were $170.3 million, an increase of $8.7 million, or 5.4%, compared with $161.6 million for the third quarter of 2013. The increase in the current quarter’s net sales was due to increased sales in the Electronics and Control Devices segments, which were partially offset by decreased sales to Brazilian customers in the Company’s PST business segment. The Company’s Control Devices segment recorded an increase in sales of $5.3 million, or 7.3%, and the Electronics segment recorded a $10.1 million, or 22.5%, increase compared with the third quarter of 2013. Electronics sales in the third quarter of 2014 included $5.2 million of post disposition sales to the Wiring business acquired by Motherson. These sales were previously accounted for as intercompany transactions. The increases reflect continued strength in these markets. The Company’s PST business segment experienced a sales decrease of $6.6 million, or 15.1%, compared with the third quarter of 2013 as a result of deteriorating economic conditions in Brazil.

Third-quarter 2014 income from continuing operations attributable to Stoneridge, Inc. of $8.0 million, or $0.29 per diluted share, included non-cash income for PST of $4.5 million, or $0.16 per diluted share, which was the result of the finalization in the third quarter of the goodwill valuation assessment which began in the second quarter of 2014. In addition, the Company recorded $0.9 million, or $0.03 per diluted share, for the write-off of deferred financing fees and note redemption premium from the redemption of $17.5 million on September 2, 2014, or 10%, of the outstanding 9.5% Senior Secured Notes. The adjusted earnings per share from continuing operations attributable to Stoneridge, Inc. was $0.16 for the third quarter of 2014 (see Exhibit 1 for reconciliation of this non-GAAP measure).

In the third-quarter of 2013, the Company reported income from continuing operations attributable to Stoneridge, Inc. of $7.0 million, or $0.26 per diluted share. The decrease in the comparison of third-quarter 2013 net income attributable to Stoneridge, Inc. with third-quarter 2014 adjusted earnings was primarily due to lower sales by PST across all of its product lines sold in Brazil. The overall Brazilian economy continues to suffer a significant slowdown as the automotive market and mass merchandisers/dealers continued to experience a drop-off in consumer spending in the third quarter. Despite these factors, PST sales improved sequentially by 12% in the third quarter compared with the second-quarter of 2014.

Third-quarter 2014 net loss attributable to Stoneridge, Inc. was $0.1 million, or $0.0 per diluted share, composed of income from continuing operations of $8.0 million, or $0.29 per share, and loss on discontinued operations related to the former Wiring business of $8.1 million, or $0.29 per share.

As of September 30, 2014, Stoneridge’s consolidated cash position was $41.0 million, a decrease of $21.8 million from December 31, 2013. The change in the cash balance was primarily due to increases in the Wiring business working capital of $6.8 million, which occurred in the first quarter, and higher inventories at PST from lower-than-expected sales. Stoneridge also had $52.7 million in Restricted Cash at September 30, 2014, which was the result of closing the sale of the Wiring business and was subsequently used to help pay down the Senior Secured Notes on October 15, 2014.

John Corey, President and Chief Executive Officer, commented, “Our Electronics and Control Devices segments continued to perform well, though PST’s sales were lower than expected as the Brazilian economy weakened further, contributing to consumer uncertainty. Though our PST management team has taken aggressive cost reduction measures to reduce headcount as well as selling and overhead costs, the results of these actions have been offset by the impact from the economic slowdown and wage inflation.”

Corey added, “We realigned the Company with the completion of the sale of the Wiring business on August 1, 2014. Using the proceeds from this transaction, we de-levered the Company by redeeming 10% of our 9.5% Senior Secured Notes, or $17.5 million in principal, on August 1, and we used the cash proceeds to fund the redemption of an additional $57.5 million on the Notes as part of our redemption of the remaining $157.5 million of outstanding Notes on October 15, 2014.

“Consummating the sale of the Wiring business, executing our new Credit Facility on September 12, 2014, and now extinguishing the Notes mark important steps in transforming Stoneridge. The new Credit Facility will reduce interest expense significantly and offer much greater flexibility to our capital structure while improving our free cash flow, which will provide greater value to our shareholders.”

Corey concluded, “Though the Brazilian economy continued to deteriorate in the third quarter of 2014, PST actually performed better at the gross margin line in the third quarter versus the second quarter. However, the modest second-half improvement we expected in the Brazilian market is not materializing as quickly as we anticipated. Therefore, we are reducing our full-year 2014 guidance for adjusted earnings per share from continuing operations attributable to Stoneridge, Inc. to $0.40-$0.55 per share. This guidance excludes the goodwill impairment charges and any non-recurring charges for deferred financing fees and swap settlement income for the refinancing initiatives we have completed in the fourth quarter. Our estimate for continuing operations does include lower expected interest expense in the fourth quarter from lower debt balances and interest rates estimated to be $0.12 per share.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2014 third-quarter results can be accessed at 10 a.m. Eastern time on Thursday, November 6, 2014, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2014	2013	2014	2013

Net sales	$170,338	$161,556	$493,768	$490,251

Costs and expenses:
Cost of goods sold	120,788	111,827	347,795	334,939
Selling, general and administrative	41,593	37,127	125,503	122,467
Goodwill impairment	(5,802)	-	23,498	-

Operating income (loss)	13,759	12,602	(3,028)	32,845

Interest expense, net	5,057	4,495	15,059	13,449
Equity in earnings of investee	(205)	(99)	(587)	(396)
Loss on early extinguishment of debt	920	-	920	-
Other expense (income), net	23	(47)	2,268	492

Income (loss) before income taxes from continuing operations	7,964	8,253	(20,688)	19,300

Provision (benefit) for income taxes from continuing operations	(1,174)	794	(790)	2,260

Income (loss) from continuing operations	9,138	7,459	(19,898)	17,040

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(1,560)	(1,946)	86	(853)
Loss on disposal, net of tax	(6,548)	-	(7,781)	-

Loss from discontinued operations	(8,108)	(1,946)	(7,695)	(853)

Net income (loss)	1,030	5,513	(27,593)	16,187

Net income (loss) attributable to noncontrolling interest	1,160	466	(7,039)	1,260

Net income (loss) attributable to Stoneridge, Inc.	$(130)	$5,047	$(20,554)	$14,927

Earnings (loss) per share from continuing operations
attributable to Stoneridge, Inc.:
Basic	$0.30	$0.26	$(0.48)	$0.59
Diluted	$0.29	$0.26	$(0.48)	$0.58

Loss per share attributable to discontinued operations:
Basic	$(0.30)	$(0.07)	$(0.28)	$(0.03)
Diluted	$(0.29)	$(0.07)	$(0.28)	$(0.03)

Earnings (loss) per share attributable to Stoneridge, Inc.:
Basic	$(0.00)	$0.19	$(0.76)	$0.56
Diluted	$(0.00)	$0.19	$(0.76)	$0.55

Weighted-average shares outstanding:
Basic	26,954	26,692	26,914	26,663
Diluted	27,554	27,177	26,914	27,236

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in thousands)	2014	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$40,950	$62,825
Restricted cash	52,692	-
Accounts receivable, less reserves of $1,849 and $2,625, respectively	111,984	102,449
Inventories, net	86,187	79,528
Prepaid expenses and other current assets	30,029	27,831
Current assets of discontinued operations	-	96,969
Total current assets	321,842	369,602

Long-term assets:
Property, plant and equipment, net	85,020	86,323
Other assets:
Intangible assets, net	62,511	68,498
Goodwill	31,321	54,348
Investments and other long-term assets, net	11,042	9,551
Total long-term assets	189,894	218,720
Total assets	$511,736	$588,322

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$73,887	$12,187
Accounts payable	61,991	57,471
Accrued expenses and other current liabilities	50,902	47,310
Current liabilities of discontinued operations	-	36,754
Total current liabilities	186,780	153,722

Long-term liabilities:
Long-term debt, net	109,352	185,045
Deferred income taxes	54,367	57,026
Other long-term liabilities	4,697	3,995
Total long-term liabilities	168,416	246,066

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,853 and 28,803 shares issued and 28,221 and 28,483 shares outstanding at
September 30, 2014 and December 31, 2013, respectively, with no stated value	-	-
Additional paid-in capital	191,437	187,742
Common Shares held in treasury, 632 and 320 shares at September 30,
2014 and December 31, 2013, respectively, at cost	(1,284)	(519)
Accumulated deficit	(28,325)	(7,771)
Accumulated other comprehensive loss	(36,671)	(30,458)
Total Stoneridge Inc. shareholders' equity	125,157	148,994
Noncontrolling interest	31,383	39,540
Total shareholders' equity	156,540	188,534
Total liabilities and shareholders' equity	$511,736	$588,322

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2014	2013	2014	2013

Net income (loss)	$1,030	$5,513	$(27,593)	$16,187
Less: income (loss) attributable to noncontrolling interest	1,160	466	(7,039)	1,260
Net income (loss) attributable to Stoneridge, Inc.	(130)	5,047	(20,554)	14,927

Other comprehensive income (loss), net of tax attributable to
Stoneridge, Inc.:
Foreign currency translation adjustments	(12,528)	167	(6,164)	(11,947)
Unrealized gain (loss) on derivatives	(144)	309	(49)	(2,369)
Other comprehensive income (loss), net of tax attributable
to Stoneridge, Inc.	(12,672)	476	(6,213)	(14,316)

Comprehensive income (loss) attributable to Stoneridge, Inc.	$(12,802)	$5,523	$(26,767)	$611

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Nine months ended September 30 (in thousands)	2014	2013

OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$(846)	$22,444

INVESTING ACTIVITIES:
Capital expenditures	(19,772)	(18,522)
Proceeds from sale of fixed assets	99	94
Change in restricted cash	(52,692)	-
Loss on disposal of Wiring business	71,386	-
Business acquisition	(1,022)	-
Net cash used for investing activities	(2,001)	(18,428)

FINANCING ACTIVITIES:
Revolving credit facility payments	-	(1,160)
Extinguishment of senior notes	(17,500)	-
Proceeds from issuance of other debt	20,462	21,574
Premiums related to early extinguishment of senior notes	(525)	-
Repayments of other debt	(15,953)	(22,262)
Noncontrolling interest shareholder distribution	(1,083)	-
Other financing costs	(1,499)
Repurchase of Common Shares to satisfy employee tax withholding	(765)	(729)
Net cash used for financing activities	(16,863)	(2,577)

Effect of exchange rate changes on cash and cash equivalents	(2,165)	63

Net change in cash and cash equivalents	(21,875)	1,502

Cash and cash equivalents at beginning of period	62,825	44,555

Cash and cash equivalents at end of period	$40,950	$46,057

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$(468)	$(1,019)

Exhibit 1

Stoneridge, Inc.
Reconcilation of Net loss and Loss Per Diluted Share to Adjusted Net Income and Earnings Per Share
Three months ended September 30, 2014

		Diluted
	Net Income	Earnings (Loss)
	(Loss)	Per Share

Net Loss and Loss per Diluted Share Attributable to Stoneridge Inc.	$(130)	$(0.00)

Less: Net Loss and Loss Per Diluted Share Attributable to Discontinued Operations	(8,108)	(0.29)

Net Income and Earnings per Diluted Share Attibutable to Stoneridge, Inc.
from Continuing Operations	7,978	0.29

Unusual Items - PST Goodwill Impairment and Debt Extinguishment Costs
Less: PST Goodwill Impairment	(5,802)	(0.21)
Plus: PST Goodwill Impairment Attributable to Noncontrolling Interest	1,274	0.05
Net PST Goodwill Impairment Attributable to Stoneridge, Inc.	(4,528)	(0.16)

Plus: Debt Extinguishment Costs	920	0.03

Total Adjustment for PST Goodwill Impairment and Debt Extinguishment	(3,608)	(0.13)

Adjusted Net Income and Earnings Per Share Attributable to Stoneridge, Inc.	$4,370	$0.16